Exhibit 4.3

FermaVir Pharmaceuticals, Inc.
420 Lexington Avenue, Suite 445
New York, NY 10170

LETTER AGREEMENT

September __, 2006

[Name of Investor]

Ladies and Gentlemen:

FermaVir Pharmaceuticals, Inc., a Florida corporation (the “Company”), is offering  shares of its common stock, par value $0.0001 per share (the “Common Stock”) and warrants to purchase Common Stock (the “Warrants”) as an extension fee to certain accredited investors (the “Investors”) that participated in a private offering of 12% notes due January 1, 2007 (the “Notes” in June and July 2006 (the “Prior Offering”).  The offer is made to facilitate additional financing in the form of the issuance of 8% notes due January 1, 2008 and warrants expiring June 30, 2014 in an amount up to an additional $100,000.  If accepted, the Investors would hold notes and warrants with the same terms as the participants in the new financing, except that interest accrued through August 31, 2006 will have been accrued at the higher annual interest rate of 12%.

Investors agreeing to extend the Maturity Date of the Notes one year until January 1, 2008 will be issued  12.5 shares of common stock and 50 approximately eight year non-callable warrants exercisable at $1.00 per share (described below) for each $100 principal amount of notes they acquired in the Prior Offering. The number of shares of common stock was determined by dividing the sum of $32,500 by the closing price of the common stock on the OTCBB on September 11, 2006.  In order to agree to extend the Notes and receive the shares of common stock and additional warrants, the Investors are asked to enter into an Amendment Agreement (in the form annexed to this letter as Exhibit A, amending the Note and Warrants, to:

(i)                                   extend the Maturity Date of the Notes to January 1, 2008;

(ii)                                  lower the interest rate accruing on the principal amount of the Notes from 12% per annum to 8% commencing as of September 1, 2006;

(iii)                               increase the financing trigger requiring mandatory redemption of the Notes from two to three times the outstanding principal of the Notes;

(iv)                              lower the Optional Redemption Price of 106% of the principal amount of the Note, plus accrued interest from to 103% of  the principal for the period from July 1, 2007 to the Maturity Date; and

Letter Agreement
September __, 2006

(v)                                 extend the Expiration Date of the Warrants from June 30, 2012 to June 30, 2014.

EACH INVESTOR IS FREE TO ACCEPT OR REJECT THIS OFFER, HOWEVER, THE NOTES MAY BE AMENDED BY THE HOLDERS OF 51% OF THE OUTSTANDING PRINCIPAL AMOUNT OF THE NOTES, ACCORDINGLY IF THE REQUISITE PERCENTAGE OF INVESTORS ACCEPTS THE OFFER BY THE DEADLINE SET FORTH BELOW, THE BALANCE MAY SUFFER THE AMENDMENT OF THE NOTE WITHOUT RECEIVING ANY OF THE CONSIDERATION OFFERED FOR THE EXTENSION.

Please review the lock-up agreement and Amendment Agreement annexed hereto as Exhibit B.  If you accept the Company’s proposal, please execute this Letter Agreement, lock-up agreement and Amendment Agreement and return it to the undersigned by September 25, 2006 (the “Deadline”).  Certificates representing the new shares and warrants will be issued to Investors accepting the offer within five business days of the Deadline.  The Company may accept or reject documents received from investors after the Deadline, in its sole discretion.

Each of undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

FERMAVIR PHARMACEUTICALS, INC.

By:	By:
		Name:	Geoffrey E. Henson
		Title:	Chief Executive Officer

Accepted as of the date first set forth above, September __, 2006:

[Investor]

By:
Name:
Title: